Exhibit 99.1

For Immediate Release

Editorial Contact:

David Dunlap, CFO
Socket Communications
510/744-2735
dave@socketcom.com

Socket Communications Strengthens Balance Sheet with Private
Placement Common Stock Financing of $4.1 Million

NEWARK, CA, - August 6, 2003 - Socket Communications, Inc. (NASDAQ: SCKT, PSE: SOK) today announced completion of a private placement common stock financing of $4.1 million. Net proceeds from the financing after estimated costs and expenses are approximately $3.6 million. The Company issued 1,729,957 shares of common stock at $2.37 per share. Investors also received five-year warrants to purchase an additional 518,987 shares of common stock at $2.73 per share. Cardinal Securities, LLC of Atlanta, Georgia acted as placement agent for the transaction in consultation with Spencer Trask Ventures, Inc., a New York City investment banking firm. The Placement Agent received a five-year warrant to purchase up to 172,996 shares of common stock at $2.73 per share. The Company plans to file a registration statement within 45 days covering the shares of common stock and the common stock underlying the warrants. The Company expects to use the net proceeds of the offering for general corporate purposes, including additional working capital and repayment of debt obligations. The purpose of the financing is to strengthen the Company's balance sheet in order to develop and market new products and to expand its distribution channels.

About Socket
Socket Communications, Inc., the Mobile Connection Company, provides a broad range of connection products for Windows-powered handheld computers, including connection kits with Bluetooth wireless technology, wireless LAN cards, digital phone cards, 56K modem cards, Ethernet cards and GPS solutions. Socket also provides bar code scanning products and peripheral connection serial cards for laptops and other mobile devices. The company believes its Mobility Friendly™ products lead the market with the smallest footprint and most Battery Friendly® power consumption in their class, while being easy to install, use and maintain. Socket products work with a variety of handheld devices including Pocket PCs, Palm PDAs and mobile phones. Socket is headquartered in Newark, California, and can be reached at (510) 744-2700, or on the Internet at www.socketcom.com.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy securities. The securities offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company and Mobility Friendly are trademarks of Socket Communications, Inc. The Bluetooth word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by Socket Communications, Inc. is under license. All other trademarks and trade names contained herein are those of their respective owners. © 2003, Socket Communications, Inc. All rights reserved

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